EXHIBIT 99.1

                First Quarter Ended March 31, 2005 Press Release



Contact:   B. K. Goodwin, III
           Chairman of the Board, Chief Executive Officer and President
           (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces First Quarter Financial Results

FirstFed Bancorp, Inc., Bessemer, Alabama (NASDAQ: FFDB), reported net income for the first quarter ended March 31, 2005, of $384,000 compared to $112,000 for the same quarter a year ago. Earnings per share were $.16 (basic and diluted) for the quarter ended March 31, 2005, compared to $.05 (basic and diluted) for the same three-month period last year. Total assets were $204,413,000, total loans grew to $163,360,000 and total deposits grew to $161,925,000 at March 31, 2005, compared to total assets of $214,443,000, total loans of $161,841,000 and total deposits of $157,545,000 at December 31, 2004.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said: "The Company continues to experience steady growth in loans and deposits. Total assets decreased as a result of the sale of approximately $15 million in corporate bonds which resulted in a gain of $354,000. Additional income of $363,000 was also recorded as a result of the sale of a data processing company in which the Bank held an equity investment. Also recorded during the first quarter ended March 31, 2005, was $679,000 related to pension plan termination expense. The pension plan will be replaced with other plans determined to be an attractive retirement program for employees. Results from operations increased for the quarter ended March 31, 2005, compared to the same quarter a year ago as a result of increased net interest income and a reduction in loan loss provision."

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.